Exhibit 10.1

Conformed Copy

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

January 31, 2005

Stephen J. Gold

[Address]

Dear Steve:

I am pleased to officially offer you the opportunity to join us at GSI Commerce. I think you are going to be a great addition to the team. Subject to compliance with the terms and conditions of this letter, we are pleased to offer you employment in the position of EVP and Chief Information Officer at GSI Commerce Solutions, Inc. (the “Company”). This is an Executive Officer position with the company and requires Board approval, which we do not anticipate will be a problem. Your principal place of employment will be at the Company’s headquarters in King of Prussia, PA. The terms of your employment will be as follows:

•	Your annual base salary will be $325,000.00. Your base salary, less payroll deductions and required withholdings, will be payable in accordance with the Company’s normal payroll practices. Your annual base salary will be increased to $350,000 beginning January 1, 2006 and will be reviewed annually thereafter.

•	After you begin employment with the Company, and subject to approval of the Board of Directors of GSI Commerce, Inc., you will be granted under the GSI Commerce, Inc. 1996 Equity Incentive Plan (the “Equity Plan”) a Restricted Stock Unit award to acquire shares of GSI Commerce, Inc. Common Stock having an aggregate value of $1,000,000 based on the fair market value of a share of such Common Stock on the later of the date the Board approves the grant or the date you begin employment with the company. The purchase price for each share under this award will be $.01. The Company will deliver vested shares to you in the future subject to your election to defer receipt of such shares. This award will vest as to 25% of the total number of shares subject to the award on the first annual anniversary of the date of grant and as to 25% of the total number of shares subject to the award on each of the second, third and fourth annual anniversary of the dates of grant. The Board will meet on or before March 8, 2005 to approve this grant.

January 31, 2005

•	If there is a “change of control” of the Company (as defined in the Plan) and the Company terminates your employment without “cause” (as defined in this letter) within twelve (12) months following such change of control, this award will automatically vest for an additional number of shares equal to the number of shares with respect to which this award would have vested over forty-eight (48) months following such termination had you remained in the employ of the Company. The other terms and conditions of this award will be governed by the provisions of the Equity Plan and the agreements evidencing the award (the “Equity Plan Documents”). In the event of a conflict between the terms of this letter and the Equity Plan Documents, the terms of the Equity Plan Documents will control, although the change of control language outlined herein will govern for purposes of this award. In 2006, you will be eligible for an equity award generally offered to similarly situated employees.

•	We have also agreed to pay you an additional sum of compensation in one of two amounts as follows. If you begin employment with us on or before February 21 and you do not receive your bonus from you current employer for 2004, you will be paid an additional $160,000, less payroll deductions and all required withholdings to help offset much of the money you will forfeit. This additional sum will be paid to you as follows: $40,000 will be paid to you on April 15, 2005, $40,000 on July 15, 2005, and the remaining $80,000 will be paid to you on January 15, 2006, provided you are still employed with the company at that time. If, on the other hand, you do not join GSI until after you receive your 2004 bonus with your current employer, you will receive a one-time sign-on bonus of $25,000, which will be paid within 90 days from your first date of employment. We will work with you to finalize the approach that works best for you and the Company. The current thinking is that you will start on either February 7 or 14, 2005 and will therefore be eligible for the additional cash compensation totaling $160,000 as outlined above.

•	You will be eligible to participate in the annual bonus plan available to similarly situated employees at the Company. Under the current plan, you will have the opportunity to receive an incentive bonus based on your base pay provided you and the Company achieve certain performance objectives. Since you are leaving a 60% bonus opportunity on the table at your current employer the Company is guaranteeing that you will receive a bonus of no less than 50% of your base salary in 2005. This bonus is due and payable in March of 2006. The Company retains the right to modify, replace or terminate any bonus plan or program from time to time. All interpretations and determinations with respect to bonuses, including calculation of the amount of any bonus and determination that a bonus has been earned, will be made by the Company and the Company’s determination will be final and binding.

January 31, 2005

•	The Company will pay to you a housing allowance in the amount of $2,500 per month for the duration of your employment. Your housing allowance, less payroll deductions and all required withholdings, will be payable in accordance with the Company’s normal payroll practices.

•	You will be eligible to participate in all employee benefit plans or programs of the Company now existing or established hereafter and offered generally to similarly situated employees of the Company, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. The Company retains the right to modify, replace or terminate any or all of its employee benefits plans or programs (including the Equity Plan) from time to time.

•	If the Company terminates your employment without “cause”, the Company will pay to you severance in an amount equal to twelve months of your base salary or until you accept employment with another employer. Any severance to which you become entitled under this paragraph, less payroll deductions and all required withholdings, will be payable in accordance with the Company’s normal payroll practices over the period of such severance or, if shorter, over the period ending on the date you accept employment with another employer. The term “cause” means (i) gross negligence or willful misconduct in the performance of your duties for the Company; (ii) breach or violation, in a material respect, of any agreement between the Company and you or any of the Company’s policy statements, including those regarding business conduct, conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of the Company; or (v) conviction of a felony.

•	You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company.

You represent to the Company that there are no restrictions, agreements or understandings whatsoever to which you are a party or by which you are bound which would prevent or make unlawful your execution of this letter or your employment hereunder and that your execution of this letter and your employment hereunder do not constitute a breach of any agreement or understanding to which you are a party or to which you are bound.

The employment terms set forth in this letter supersede any prior written or oral agreements or promises and any contemporaneous or subsequent oral agreements or promises

January 31, 2005

made to you by anyone on behalf of the Company with respect to such employment terms. To the extent required by law, this offer is subject to satisfactory proof of your right to work in the United States.

As an employee of the Company, you will be expected to abide by the Company’s rules and regulations, acknowledge in writing that you have read and will comply with the Company’s Code of Business Conduct and the Company’s Employee Handbook. As a condition of your employment, you will be required to sign and comply with the Company’s form of Employee Agreement, which includes a prohibition on the unauthorized use or disclosure of the Company’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting employees of the Company during, and for one year after the end of, your employment with the Company, and provisions acknowledging the Company’s ownership in, and assigning to the Company all rights to, any inventions developed by you during your employment with the Company.

Please indicate your acceptance of this offer by signing and dating this letter where indicated below. If you accept this offer, and subject to satisfaction of the conditions set forth in this letter, we expect that you will begin your employment with the Company as early as February 7th but no later than April 4th, depending upon when you execute your departure from your current employer. Again, current thinking is that you will start on February 14.

Michael and I are genuinely excited about wrapping this up with you so we can get you engaged in creating our future. I am very excited about what we are building and know you are going to love being part of that.

Sincerely,

/s/ Robert Blyskal
Robert Blyskal
President and COO

AGREED TO AND ACCEPTED:

/S/ Stephen J. Gold
Stephen J. Gold

Date: January 31, 2005